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                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 333-4877


                                AMF GROUP INC.


Supplement No. 15 to Prospectus dated August 12, 1996, as supplemented by
                  Supplement No. 1 dated September 9, 1996,
                  Supplement No. 2 dated September 9, 1996,
                  Supplement No. 3 dated September 10, 1996,
                  Supplement No. 4 dated September 11, 1996,
                  Supplement No. 5 dated September 27, 1996,
                  Supplement No. 6 dated October 10, 1996,
                  Supplement No. 7 dated October 24, 1996,
                  Supplement No. 8 dated November 14, 1996,
                  Supplement No. 9 dated December 20, 1996,
                  Supplement No. 10 dated January 16, 1997,
                  Supplement No. 11 dated January 20, 1997,
                  Supplement No. 12 dated January 22, 1997,
                  Supplement No. 13 dated March 6, 1997, and
                  Supplement No. 14 dated March 31, 1997,

            The date of this Supplement No. 15 is April 25, 1997.

On April 24, 1997, AMF Group Inc. issued the attached press release.


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            PRESS RELEASE                                            [AMF LOGO]

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8100 AMF Drive                          Contact:   Stephen E. Hare
Richmond, VA 23111                                 Chief Financial Officer
                                                   (804) 730-4401


FOR IMMEDIATE RELEASE
APRIL 24, 1997


AMF BOWLING WORLDWIDE COMPLETES ACQUISITION OF AMERICAN RECREATION CENTERS


Richmond, Virginia, April 24, 1997 - - AMF Bowling Centers, Inc., a wholly-owned subsidiary of AMF Group Inc., announced that is has completed the acquisition of American Recreation Centers, Inc. of Rancho Cordova, California for approximately $70 million, including the repayment or assumption of certain debt and the purchase of related joint venture interests. American Recreation Centers, with 43 bowling centers located in six states, significantly increases AMF's market presence in California and further expands its current U.S. operations in the Midwest and Southwest. As a result of this acquisition, AMF Bowling Centers now operates 401 bowling centers worldwide, including 317 in the U.S.



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AMF Bowling Worldwide, headquartered in Richmond, Virginia, is the largest owner and operator of bowling centers in the world. AMF is also one of the world's leading manufacturers and marketers of bowling products.